Exhibit 10.11


              CERTIFICATE OF AMENDMENT OF THE AMERICAN EXPRESS COMPANY
                   RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS



     WHEREAS, the Board of Directors of American Express Company (the "Company") at its meeting of February 25, 1996 directed that the American Express Company Retirement Plan for Non-Employee Directors (the "Plan") be amended to provide that persons elected to serve as directors of the Company after March 31, 1996, will not be eligible to participate in the Plan.

     NOW THEREFORE, pursuant to such direction, the Plan is hereby amended as follows:

     A new article, Article IX, is hereby added to the Plan to read in its entirety as follows:

     "IX.  DIRECTORS ELECTED AFTER MARCH 31, 1996

     Persons elected after March 31, 1996 to initiate service as a director of the Company shall not be eligible to participate in the Plan."

The foregoing amendment shall be effective as of March 31, 1996.


                                             AMERICAN EXPRESS COMPANY




                                             By:  /s/ Stephen P. Norman
                                                 ________________________
                                                  Stephen P. Norman
                                             Its: Secretary




Dated:  March 21, 1996

















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                                                    Exhibit 10.31




                      AMERICAN EXPRESS COMPANY
          American Express Tower, New York, N.Y. 10285-5100

                          February 2, 1996

Harvey Golub
Chairman and Chief Executive Officer

Dear Henry:

       I'm delighted that you have agreed to serve as an Advisor to the Board of Directors of American Express Company and the Board is delighted as well. We are all pleased that we'll continue to have access to your unique knowledge and experience and we look forward to the continuing benefit of our association with you. The following information is offered to set forth your role as Advisor:

Duties

       As Advisor to the Board of Directors you are invited to share your advice and views from time to time with me and with the Board of Directors on matters of interest to American Express Company. These matters may include international economic and political developments, financial market conditions, competitive developments, and other information of relevance to the Company's businesses or plans.

Attendance at Meetings

       As an Advisor to the Board you are invited to attend all meetings of the Board whenever it is convenient for you to do so. We propose to continue our pattern of 9 scheduled meetings per year (no meetings scheduled in June, August and December) and would hope that your schedule would permit you to attend 6 or 7 meetings per year.

Fee and Expenses

       As compensation for your services as Advisor, the Company proposes to pay you an annual fee of $100,000. The fee will be paid in quarterly installments of $25,000 at the end of each quarter. In addition, the Company will reimburse you for the expenses you incur in traveling to and from meetings of the Board or in connection with American Express Company business, including hotels, meals and incidental expenses.

Dr. H. A. Kissinger
February 2, 1996
Page 2



       If the Company were to ask you to perform duties outside of your Advisory role, such as speaking engagements or attendance at functions not connected to Board meetings, we agree to compensate you additionally for such events on terms that we may agree to at the time.

Receipt of Information

       In order to keep you informed of the major developments involving American Express, we will furnish you on a monthly basis with the same information that we furnish to directors. This material includes monthly earnings statements, major press releases, analyst reports and other materials relating to significant developments within the Company.

Terms

       Your services as Advisor to the Board shall commence on May
1, 1996 and shall continue through April 1997, provided, however, that the relationship will automatically renew itself for successive one-year periods unless either of us gives notice of intention not to renew no later than 60 days prior to the April 30 expiration date of the initial term or any renewal thereof.


       This advisory relationship will supersede the year-to-year consulting arrangement that the Company has maintained with you since May 1, 1984, and the consulting arrangement will cease on April 30, 1996.

       The Company's Secretary's Office will continue to serve as your contact point for communications, including the distribution of material, providing information about meetings, payment of fees, and reimbursement of expenses.

Dr. H. A. Kissinger
February 2, 1996
Page 3



       Please indicate your agreement with these terms by signing and returning the attached copy of this letter.

                                  Best regards,

                                  /s/ Harvey


Dr. Henry A. Kissinger
Kissinger Associates
350 Park Avenue, 26th Floor
New York, NY 10022




                                  Agreed: /s/ Henry A. Kissinger
                                                           (Date)
                                                           2/22/96

































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                                                    Exhibit 10.33




       The Compensation and Benefits Committee of the Board of Directors (the "Committee") of American Express Company (the "Company") approved an unfunded, nonqualified benefit arrangement for Mr. Farr to replace benefit opportunities lost upon the termination of employment with his prior employer. The arrangement provides for an additional service credit applied to the American Express Retirement Plan (the "Plan") upon the completion of five years of actual service with the Company. At the end of five years of service, Mr. Farr's eligibility for Plan benefits and Plan benefit value will be determined using a hire date five years prior to his actual hire date. The Company will pay to Mr. Farr on an unfunded basis to the extent of any difference between such calculation and the amounts he is eligible to receive under the Plan and the Company's Supplemental Retirement Plan based on his actual years of service under these plans.






































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